Exhibit 5.1

HUNTON & WILLIAMS LLP 2200 PENNSYLVANIA AVENUE, NW WASHINGTON, D.C. 20037-1701 TEL 202 955 1500 FAX 202 778 2201
FILE NO: 85287.010002

June 26, 2015
The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033
Ladies and Gentlemen:
We have acted as counsel to The Hershey Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of an indeterminate amount of debt securities (the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.
The Securities will be issued under an indenture dated as of May 14, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).
We have examined the Registration Statement, the Indenture and the form of debt security representing the Securities, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

The Hershey Company
June 26, 2015

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Sincerely,
/s/ Hunton & Williams LLP

14466/12320/12012/02151

85287.010002 EMF_US 55741870v3